EXHIBIT 3.1d
Articles of Amendment
to
Articles of Incorporation
of

Diversified Global Holdings Group, Inc.

(Name of Corporation as currently filed with the Florida Dept. of State)

P10000079520

(Document Number of Corporation (if known))

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

A.       If amending name, enter the new name of the corporation:

The new name must be distinguishable and contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or Co.," or the designation "Corp," "Inc," or "Co". A professional corporation name must contain the word "chartered," "professional association," or the abbreviation "P.A."

B.       Enter new principal office address, if applicable:  (Principal office address MUST BE A STREET ADDRESS )

C.	Enter new mailing address, if applicable: (Mailing address MAY BE A POST OFFICE BOX)

D.	If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent:

(Florida street address)

New Registered Office Address:                                                                                           , Florida
(City) (Zip Code)

New Registered Agent's Signature, if changing Registered Agent:

1 hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

Signature of New Registered Agent, if changing

If AMENDING the Officers and/or Directors, please list all officers/directors of the corporation as you now want  the record to be. Please indicate the title(s), name and address for each officer/director.

(Our database can index up to 6 officers/directors. If you have more than 6 officers/directors, please list them on an additional sheet.)

Title(s) Name

Address

2)

3)

4)

5)

6)
If REMOVING an officer and/or director, please list the title(s) and name of the officer/director to be removed:

Name	Title(s)Name
I)	4)
2)	5)
3)	6)

E. if amending or adding additional Articles, enter change(s) here: (attach additional sheets, if necessary).(Be specific)

See Continuation to Articles of Amendment—Designation of Series A Convertible Preferred Stock

F. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:
(if not applicable, indicate N/A)
NA

The date of each amendment(s) adoption: November 7, 2011
Effective date if applicable:
(no more than 90 days after amendment file date)

Adoption of Amendment(s)(CHECK ONE)

❑	The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

❑	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

"The number of votes cast for the amendment(s) was/were sufficient for approval by ________________________________________________ 11
(voting group)

[X]	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

❑	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Dated  December   12, 2011

Signature

(By a director, president or other officer — if directors or officers have not been selected, by an incorporator — if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Richard Lloyd
(Typed or printed name of person signing)

Chief Executive Officer
(Title of person signing)

DIVERSIFIED GLOBAL HOLDINGS GROUP, INC.
CONTINUATION TO ARTICLES OF AMENDMENT—
DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK

The preferences, limitations and relative rights of the Series A Convertible Preferred Stock authorized by the Board of Directors of this Corporation on November 7, 2011 are as follows:

Section 1

Designation and Initial Number

The shares of preferred stock hereby classified shall be designated the Series A Convertible Preferred Stock (the "Preferred Stock"). The number of shares of the Preferred Stock shall be 6,000,000.

Section 2

Dividends

The holder ("Holder") of the Preferred Stock shall be entitled to receive cash dividends in any fiscal year only if, and to the extent that, a cash dividend or cash distribution is declared by the Board of Directors and is legally payable on the Preferred Stock under the provisions of the Florida Business Corporation Act. Dividends may be paid on the Common Stock as and when declared by the Board of Directors; provided, however, no such dividends may be declared or paid if at least equivalent dividends are not simultaneously declared and paid on the Preferred Stock.

Section 3

Voting Rights

(A) The shares of the Preferred Stock shall be voting. Each share of Preferred Stock shall have the number of votes represented by the number of shares of the Corporation's Common Stock, par value $0.001 per share ("Common Stock"), into which such share of Preferred Stock is convertible. For any voting rights as provided under the Florida Business Corporation Act, such shares shall be voted equally with the shares of every other series of preferred stock of this Corporation then outstanding on matters requiring a vote of all holders of preferred stock voting as holders of preferred stock.

(B)So long as any shares of Preferred Stock shall be outstanding, in addition to any other vote or consent required in the Articles of Incorporation or by law, the consent of the holders of at least 66 2/3% of the shares of the Preferred Stock at the time outstanding, voting as one class, in person or by proxy, either in writing without a meeting or by a vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration, or repeal of any provision of the Articles of Incorporation, or of the By-Laws of this Corporation, which increases the number of authorized shares of any class of this Corporation's stock, which affects adversely the voting powers, preferences, or other special rights or qualifications, limitations, or restrictions of the Preferred Stock, or which authorizes the issuance of any additional class or series of Preferred Stock which is prior to or equal in right of liquidation preference, voting or dividends to the Preferred Stock.

Section 4

Liquidation Rights

(A) Upon the dissolution, liquidation or winding up of this Corporation, whether voluntary or involuntary, the Holder shall be entitled to receive out of the assets of this Corporation available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to the Preferred Stock, an amount equal to the applicable per share liquidation value ("Per Share Liquidation Value"), which shall be (1) $0.625 per share for the initial 313,120 shares of Preferred Stock issued by the Company (the "Series A-1 Shares"), and (2) $0.675 per share for all shares of Preferred Stock issued subsequent to the issuance of the Series A-1Shares (the "Series A-2 Shares"). For purposes of this Section 4, the merger or consolidation of this Corporation or the sale, lease or conveyance of all or a substantial part of this Corporation's assets shall not be deemed to be a liquidation, dissolution or winding up of this Corporation. After the payment to the Holder of the full Per Share Liquidation Value provided for in this Section 4, the Holder as such shall have no right or claim to any of the remaining assets of this Corporation.

(B) In the event of any voluntary or involuntary liquidation, dissolution or winding up of this Corporation which will involve the distribution of assets other than cash, this Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed. This Corporation shall, upon receipt of such appraiser's valuation give prompt written notice to the Holder of the appraiser's valuation.

Section 5

Conversion; Redemption

(A) At the option of the Holder, each share of Preferred Stock shall be convertible at any time into One (1) Share of Common Stock.

(B) In case at any time this Corporation shall subdivide its outstanding shares of Common Stock into a greater number of shares or issue shares of Common Stock as a dividend on the outstanding shares of Common Stock, the number of shares into which each share of Preferred Stock is convertible shall be proportionately increased, and conversely, in case this Corporation shall combine its outstanding shares of Common Stock into a smaller number of shares, the number of shares into which each share of Preferred Stock is convertible shall be proportionately decreased.

(C) The Preferred Stock shall not have a sinking fund for the redemption or purchase of shares of Preferred Stock.